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                                                                    EXHIBIT 15.1



          ACKNOWLEDGEMENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of Hypercom Corporation

We are aware of the inclusion in Amendment No. 1 to the Registration Statement Form S-1 of Hypercom Corporation for the registration of 9,206,268 shares of its common stock of our reports dated July 25, 2001 relating to the unaudited condensed consolidated interim financial statements of Hypercom Corporation that are included herein for the consolidated balance sheet as of June 30, 2001 and the consolidated statements of operations and cash flows for the six months ended June 30, 2001 and June 30, 2000.

                                    /s/ Ernst & Young LLP

Phoenix, Arizona
October 23, 2001